Execution Version

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into by and between John R. Sult (hereinafter “Sult”) and Marathon Oil Corporation (hereinafter “Marathon”). Sult and Marathon will sometimes collectively be referred to herein as “the Parties.”
WHEREAS, Sult has recently ceased serving as Executive Vice President and Chief Financial Officer of Marathon; and
WHEREAS, Sult retains extensive knowledge about the accounting and financial issues faced by Marathon; and Marathon wishes to secure its ability to obtain consulting and advisory services from Sult for a period of time; and
WHEREAS, Sult agrees to provide such services;
NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, the Parties agree as follows:
1.CONSULTING SERVICES -

a.
Term. Sult shall provide consulting and advisory services to Marathon from September 1, 2016 through February 28, 2017 (the “Consulting Services Period”) on an as-needed basis, not to exceed seven and half (7.5) hours per week.

b.
Duties and Responsibilities. Sult’s duties and responsibilities shall be to provide advice and transition assistance to his successor(s), the Chief Executive Officer of Marathon and the Board of Directors of Marathon. Sult shall report exclusively to and shall be accountable exclusively to Marathon’s Chief Executive Officer.  Sult shall undertake to perform such duties and responsibilities and exercise his powers in good faith and shall at all times during the Consulting Services Period act in the best interest of Marathon.

c.
Work Location. Sult agrees, upon reasonable advance notice, to participate in meetings or calls at Marathon’s corporate headquarters in Houston, Texas, and shall not be required to travel outside of Houston, Texas on behalf of Marathon during the Consulting Services Period.

d.
Outside Activities.  Sult shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Sult is serving as of September 1, 2016, provided that such service would not conflict with his obligations to Marathon under this Agreement.  In addition, Sult may serve on other boards of directors, provided that such service would not conflict with his obligations to Marathon under this Agreement. Except as permitted by this Section 1d., Sult agrees that he will not provide services, whether as an employee or independent contractor, to any for-profit organization during the Consulting Services Period absent the written consent of the Chief Executive Officer of Marathon, such consent not to be unreasonably withheld.

2.COMPENSATION - In consideration for Sult’s consulting services, Marathon shall pay to Sult the amount of ONE MILLION DOLLARS AND NO CENTS ($1,000,000.00), (the “Consulting Payment”) less any withholdings required by law. The Consulting Payment shall be reported as income to the Internal Revenue Service on the forms and in the manner as determined by Marathon consistent with applicable law. Marathon agrees to deliver the Consulting Payment to Sult following the end of the Consulting Services Period but no later than March 15, 2017.
Sult hereby acknowledges that he is aware that he will not be treated as an employee with respect to employee benefits during the Consulting Services Period. Sult acknowledges that he will not be eligible for,

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participate in, or receive any contributions or accruals and hereby waives any rights to such eligibility, participation, contributions, service credit, or accruals under any employee benefit plan or compensation arrangement maintained by Marathon or any of its subsidiaries or affiliates with respect to any time period or services rendered during the Consulting Services Period including, but not limited to, any 401(k) plan, pension plan, nonqualified plan, performance unit, stock option, restricted stock agreement or any health or welfare arrangement for active employees maintained by Marathon or any of its affiliates.
3.TAX LIABILITY - Sult agrees that he shall be liable for the payment of all federal, state and local taxes which may be owed by Sult as the result of the consideration received in the Consulting Payment described above. Sult understands that Marathon makes no representations regarding tax treatment of the Consulting Payment, and Sult agrees fully to defend, indemnify and hold Marathon, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that he owes on the consideration he receives and that a government agency requests that Marathon pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Marathon with respect to any tax issues related to the compensation payable under this Agreement.
4. Confidential Information - Sult, while providing services under this Agreement and thereafter, shall hold in a fiduciary capacity for the benefit of Marathon and its affiliates any Confidential Information of Marathon or its affiliates that Sult may have acquired during the term of, or as a result of, Sult’s provision of consulting services under this Agreement or his employment by Marathon. Sult shall not access, use, disclose transfer, modify or delete Confidential Information of Marathon or its affiliates, unless for legitimate business purposes on behalf of Marathon and as approved by Marathon. The term “Confidential Information” for purposes of this Agreement means information that is not generally known to the public (whether constituting a trade secret or not).
5.RETURN OF COMPANY PROPERTY - Sult agrees to return to Marathon all originals and copies of any files, memoranda, documents, records, keys, credit cards, cell phones, tablets, computers and any other Marathon property in his possession at the end of the Consulting Services Period.
6.GOVERNING LAW - This Agreement shall be governed by and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.
7.COUNTERPARTS - This Agreement may be executed in counterparts and each counterpart will be deemed an original.
8.SECTION HEADINGS - Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.
9.SEVERABILITY - Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
10.ENTIRE AGREEMENT - This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Sult acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Sult and an authorized officer of Marathon.

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IN WITNESS WHEREOF, the parties executed this Agreement as of the date set forth below.

JOHN R. SULT:

/s/ John R. Sult         9/21/2016
Signature                        Date

MARATHON OIL CORPORATION:

/s/ Lee M. Tillman         9/23/2016
Signature                        Date

President and CEO
Title

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